Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-58542 on Form N-1A of our report dated November 18, 2025, relating to the financial statements and financial highlights of Fidelity Series Floating Rate High Income Fund, appearing on Form N-CSR of Fidelity Summer Street Trust for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 19, 2025